Exhibit 99.1

Intraop Medical Announces Second $4.5 Million Institutional Financing

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 8, 2005--Intraop Medical (OTCBB:IOPM) announces that it has issued an additional $4.5 million of 7% convertible debentures to a few select institutional investors.
    The 7% convertible debentures mature in October or November, 2008 and are convertible into shares of Intraop Medical's common stock at a conversion price of $0.40 per share. The purchasers of these convertible debentures have also been granted five year warrants to purchase approximately 5.625 million shares of Intraop Medical common stock. The purchasers of these convertible debentures have also been granted additional short-term warrants to purchase approximately 5.625 million shares of Intraop Medical common stock at anytime prior to the earlier of the thirteenth month anniversary of the issue dates of such warrants or six months after the effective date of the registration statement to be filed by Intraop Medical with the Securities and Exchange Commission to register the shares issuable upon conversion of the debentures or exercise of the warrants.
    In connection with this $4.5M private placement, Intraop Medical has agreed to register the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants for resale under the Securities Act of 1933, as amended.
    "This completes our financing requirements," says Donald Goer, President and CEO of Intraop Medical Corporation. "We have now moved to our new 14,000 square foot facility, recapitalized our debt structure, secured a $3,000,000 inventory financing line of credit, and, with this last financing, obtained the working capital we believe is necessary to fully implement our business plan. There is a growing world-wide interest by hospitals in acquiring IORT treatment capability. We believe we are now in a position to meet that demand."

    About Intraop Medical Corporation

    Intraop Medical Corporation was formed in April 1993 to develop, manufacture, market and service the Mobetron, a mobile electron beam system designed for intra-operative radiation therapy ("IORT") treatment of cancer, coronary/vascular restenosis and other medical applications. Unlike other IORT systems, the Mobetron uses several patented technologies to allow IORT to be used without shielding the operating room. The Mobetron can be moved between operating rooms or even between hospitals, thereby increasing the system's utilization and cost effectiveness. Intraop is a publicly traded company (OTCBB:IOPM).

    This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the company to execute its plans. By making these forward-looking statements, the company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

    CONTACT: Intraop Medical Corporation
             Donald A. Goer, 408-636-1020